Exhibit 99.3

AMENDMENT TO
PROMISSORY NOTE

This Amendment to Promissory Note is entered into as of the 25th day of June, 2008, by and between AMEN PROPERTIES, INC. ("Maker'') and Universal Guaranty Life Insurance Company("Payee") with reference to the following facts:

A. Maker and Payee entered into that certain Securities Purchase and Note Agreement dated as of November 30, 2007 wherein Payee agreed to make a loan to Maker and acquire Amen securities so that Amen may acquire certain oil and gas interests (the "Note Agreement").

B. Pursuant to the terms of the Note Agreement, Maker executed that certain Promissory Note dated December 17, 2007, in the original principal amount of Nine Hundred Thirty Three Thousand Nine Hundred Sixty Six and No/100 Dollars ($933,966), and payable to the order of Payee (the "Note").

C. The Note has a maturity date of June 30, 2008, at which time the Note is due and payable in a single payment of the full amount of unpaid principal and accrued interest.

D. Maker and Payee desire to amend the Note to extend the maturity date of the Note to June 30, 2009.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, it is hereby agreed among Maker and Payee as follows:

1. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Note Agreement.

2. The first sentence of the second paragraph of the Note is hereby amended in its entirety to read as follows:

This Note shall be due and payable in a single payment of the full amount of the unpaid principal and accrued and unpaid interest on June 30, 2009, the maturity date of this Note.

3. By its execution hereof, Maker hereby affirms and ratifies the Note Agreement and the Note, as amended hereby, and all of the other documents executed in connection with the Note Agreement and· the Note (collectively with Note Agreement and the Note, as amended, the "Transaction Documents").

4. Neither the execution by Payee of this Amendment nor anything contained herein shall in any wise be construed or operate as a waiver by Payee of any default or Event of Default under the Note Agreement or the other Transaction Documents (whether now existing or that may occur hereafter) or any of Payee's rights under the Note Agreement, the Note or any of the other Transaction Documents.

5. Except as Provided herein, all terms and provisions of the Note Agreement and the Note shall remain unchanged.

Mid:  010056/000010/583426.1

6. THIS AMENDMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS, OF THE PARTIES. THERE ARE NO UNWRl1TEN ORAL AGREEMENTS BETWEEN THE PARTIES.

7. When executed by Payee and Maker, this Amendment shall be attached to and become a part of the Note.

EXECUTED effective as of the date first above written.

PAYEE: UNIVERSAL GUARANTY LIFE INS. CO.		MAKER: AMEN PROPERTIES, INC.
By:	/s/ Theodore C. Miller	By:	/s/ Kris L. Oliver
Name:	Theodore C. Miller		Kris L. Oliver, CFO & Secretary
Title;	Sr. Vice President